Chickasaw Capital Management, LLC
6075 Poplar Avenue
Suite 402
Memphis, TN  38119

__________ ___, 2010

To:           MainGate Trust
6075 Poplar Avenue
Suite 402
Memphis, TN  38119

Dear Sirs:

We have been engaged as the investment adviser to the MainGate MLP Fund (the “Fund”) pursuant to the Management Agreement approved by the Board of Trustees.

Effective as of _______ ___, 2010, we hereby agree to waive our advisory fee and/or reimburse operating expenses of the Fund, but only to the extent necessary to maintain the Fund’s total annual operating expenses (excluding brokerage fees and commissions; borrowing costs, such as (a) interest and (b) dividend expenses on securities sold short; any 12b-1 fees; taxes; any indirect expenses, such as acquired fund fees and expenses; and litigation expenses) at 1.50% of the Fund’s average daily net assets. This Agreement shall continue in place until the earlier to occur of ________ ___, 201__, or such date as the Fund is liquidated in accordance with the provisions of the Declaration of Trust or Bylaws. We understand that we may not terminate this Agreement prior to such date, except that we may voluntarily agree to lower the expense cap.

Any waiver or reimbursement by us is subject to repayment by the Fund in the three fiscal years following the fiscal year in which the particular waiver or reimbursement occurred; provided that the Fund is able to make the repayment without exceeding the 1.50% expense limitation.

Very truly yours,

CHICKASAW CAPITAL MANAGEMENT, LLC

By:  _______________________________
Name:
Title:

1

                                                                                                                Acceptance

The foregoing is hereby accepted.

MAINGATE TRUST

By:  _______________________________
 Name:
Title:

2